VALUEACT CAPITAL®

February 25, 2010

Mr. Russell Burke
Chief Financial Officer
Twistbox Entertainment, Inc.
14242 Ventura Boulevard, Penthouse
Sherman Oaks, California 91423

Dear Mr. Burke:

Reference is made to (i) that certain Senior Secured Note due July 31, 2010 (the "Original Secured Note") issued pursuant to the Securities Purchase Agreement, dated July 30, 2007, among Twistbox Entertainment, Inc. (the "Company"), the Subsidiary Guarantors party thereto and ValueAct SmallCap Master Fund, L.P. (the "Investor"), as amended by that certain Amendment and Waiver to Senior Secured Note, dated as of February 12, 2008 (the "First Amendment"), by that certain Second Amendment and Waiver to Senior Secured Note, dated as of October 23, 2008 (the "Second Amendment"), and by that certain Third Amendment to Senior Secured Note, dated as of August 11, 2009 (the "Third Amendment") (the Original Secured Note as amended by the First Amendment, the Second Amendment and the Third Amendment, the "Secured Note") and (ii) that certain Waiver to Senior Secured Noted, dated as of January 25, 2010 (the "Waiver"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Secured Note, as modified by the Waiver.

Pursuant to the Waiver, the effectiveness of the waivers in Section 1 of the Waiver is conditioned upon the Company's timely compliance at all times from the date of the Waiver until March 1, 2010 with the conditions set forth in Section 2 of the Waiver. The Waiver expressly provides that failure to comply with any of the conditions in Section 2 of the Waiver results in the waivers set forth in Section 1 of the Waiver being withdrawn and the provisions set forth in the Third Amendment coming back into full force and effect. Section 2.4 of the Waiver requires the delivery of evidence of compliance with the cash covenant set forth in Section 5(e)(a) of the Secured Note, as modified by the Waiver, on a weekly basis beginning the week of January 25, 2010. We understand that the Company failed to provide evidence of compliance with such cash covenant for the week of February 8, 2010. In addition, Section 2.10 of the Waiver requires the immediate cessation of all payments and disbursements of funds by Mandalay Media Inc. ("Mandalay"), or any of its direct and indirect subsidiaries, to members of the board of directors of Mandalay and their affiliates, including Trinad Management (other than reasonable and customary board fees and reimbursement of expenses relating to board duties). We understand that on or about February 18, 2010, Mandalay paid $100,000 to Trinad Capital Master Fund, Ltd. in connection with the letter of intent dated February 18, 2010 between Mandalay and Trinad Capital Master Fund, Ltd., on behalf of itself and a consortium of Mandalay stockholders. As a result of the foregoing, the Company has failed to comply with the conditions set forth in Sections 2.4 and 2.10 of the

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Waiver. Consequently, the Waiver ceased to be effective, and the Company is again subject to all of the terms and conditions of the Secured Note (without, for the avoidance of doubt, giving any effect to the Waiver). Pursuant to clause (b) of the text following Section 5(e) of the Secured Note, the Company and Mandalay collectively are required to maintain a cash balance of not less than $4,000,000 to be held in a deposit account. We understand that as of the date hereof, the Company and Mandalay have failed to comply with this covenant.

In addition, clauses (a) and (b) of the text following Section 5(e) of the Secured Note mandates that the required cash balances be in deposit accounts of the Company and Mandalay (the "Cash Balance Covenant"). We understand that the cash balances maintained by Mandalay and its subsidiaries are, in fact, held in accounts of AMV Holding Limited and its subsidiaries, not accounts of the Company and Mandalay. Accordingly, such cash balances do not satisfy the Cash Balance Covenant. The Company and Mandalay have not been in compliance with the Cash Balance Covenant since at least January 26, 2010 (on which date Mandalay provided an email transmission to the Investor setting forth certain cash balances in accounts of entities other than the Company or Mandalay).

Consequently, NOTICE OF AN EVENT OF DEFAULT IS HEREBY GIVEN by the Investor to the Company that an Event of Default has occurred and is continuing as a result of the Company's and Mandalay's failure to comply with Cash Balance Covenant as described in the preceding paragraphs (the "Existing Event of Default").

NOTICE IS HEREBY GIVEN to the Company that the Investor reserves its right to exercise any and all of its rights and remedies under the Secured Note, the Guarantee and Security Agreement, any and all other Secured Transaction Documents (as defined in the Guarantee and Security Agreement), and applicable law in its sole discretion for any reason and at any time and from time to time.

In addition, please be advised that in accordance with Section 1 of the Secured Note and as a result of the Existing Event of Default, additional interest on the outstanding principal of the Secured Note has accrued since January 26, 2010 at the default rate described therein (the "Default Rate Interest").

Nothing contained herein is intended to or shall be construed as a waiver or forbearance of any of the rights, remedies, and powers of the Investor against the Company, Mandalay or any other obligor on the Secured Note or the Collateral, or a waiver of any defaults or Events of Default (including the Existing Event of Default), whether specified herein or otherwise, or a consent to any departure by the Company, Mandalay or any other obligor on the Secured Note or the Waiver from the express provisions of the Secured Note or the Waiver. The Investor hereby expressly reserves all of its remedies, powers, rights, and privileges under the Secured Note, the Waiver, the Guarantee and Security Agreement, all other Secured Transaction Documents (as defined in the Guarantee and Security Agreement), at law, in equity, or otherwise, including, without limitation, the right to declare all outstanding amounts payable by the Company under the Secured Note immediately due and payable pursuant to Section 4 of the Secured Note. Please be advised that the Investor has no obligation to forbear from enforcing its rights and remedies with respect to any default or Event of Default, including the Existing Event of Default, and any forbearance must be in writing and agreed to by the Investor.

This letter shall not constitute an amendment or waiver by the Investor of any provision of the Secured Note, and all of the provisions of the Secured Note shall remain in full force and effect. Neither the failure to require strict performance by the Company, Mandalay or any other obligor on the Secured Note of any provision of the Secured Note nor the Investor's failure to exercise, or delay in exercising, any right, power or privilege under the Secured Note, the Waiver, the Guarantee and Security Agreement or any other Secured Transaction Document shall operate as a waiver thereof or waive, affect or diminish any right of the Investor thereafter to demand strict compliance and performance therewith.

Very truly yours,

VALUEACT SMALLCAP MASTERFUND, L.P.

By: ______________________

Name: David Lockwood
Title: Managing Member

cc: Mandalay Media Inc.